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Exhibit 11.2

ETHICS POLICY
FOR SENIOR FINANCIAL OFFICERS

        Spirent plc (the Group) maintains an Ethics policy applicable to all directors and employees of the Group including Senior Financial Officers, who are defined as the Chief Executive Officer, the Finance Director, the Head of Financial Reporting and the Head of Internal Control. The Senior Financial Officers are subject to the following additional policies to ensure full, fair and timely disclosure in the Group's periodic reports filed with the US Securities and Exchange Commission (SEC):

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  The Senior Financial Officers are expected to carry out their responsibilities honestly, ethically and with integrity, exercising at all times their best independent judgement.

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  The Senior Financial Officers should avoid, to the fullest extent possible, situations in which their own interests conflict, or may appear to conflict, with the interest of the Group. In any situation in which a Senior Financial Officer finds himself/herself with an actual or apparent material conflict of interest, he/she should promptly disclose it to the Group's Company Secretary and General Counsel, who will review the transaction or relationship. If he/she determines that a material conflict does exist, he/she will refer the matter to the Audit Committee, which shall determine how the situation should be resolved.

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  The Senior Financial Officers are responsible for assuring full, fair, accurate and timely disclosure of relevant financial information to shareholders and investors. In particular they are responsible for assuring that the Group complies with SEC and UK Listing Authority rules governing disclosure of financial information.

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  The Senior Financial Officers should establish and maintain internal controls and procedures and disclosure controls and procedures so as to assure that the financial information that is recorded, processed and transmitted to those responsible for preparing periodic reports and other public communications containing information is complete, accurate and timely.

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  The Senior Financial Officers shall carefully review each periodic report for accuracy and completeness before it is filed with the SEC or UK Listing Authority and carefully review each public communication containing financial information before it is released.

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  The Senior Financial Officers shall promptly disclose to their superiors, and if necessary to the Audit Committee and the Group's independent auditors, any material weaknesses in, or concerns regarding, the Group's disclosure controls or internal controls.

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  The Senior Financial Officers should comply at all times with applicable governmental laws, rules and regulations.

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  The Senior Financial Officers should promptly bring to the attention of the Audit Committee or the Board of Directors:

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  any matters that could compromise the integrity of the Group's financial reports;

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  any disagreement with respect to any material accounting matter; and

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  any violation of this Ethics Policy or any law or regulation related to the Group's accounting or financial affairs.

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  The Audit Committee shall approve any waiver or amendment to this Code of Ethics and any such waiver or amendment shall be disclosed promptly, as required by law or SEC regulation.

        January 2004

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  Exhibit 11.2
ETHICS POLICY FOR SENIOR FINANCIAL OFFICERS